Exhibit 99.1
SoundHound AI Reports Record Third Quarter, Revenue Increases to $13.3 Million, Adjusted EBITDA Improves 57% Year Over Year

SANTA CLARA, Calif.--(BUSINESS WIRE)--SoundHound AI, Inc. (Nasdaq: SOUN), a global leader in voice artificial intelligence, today reported its financial results for the third quarter of 2023. The financial data presented in this press release should be considered preliminary until the company files its 10-Q.

“Our third quarter was another milestone for revenue, and at the same time marked a significant ramping up of our business,” said Keyvan Mohajer, CEO and Co-Founder of SoundHound AI. “SoundHound Chat AI became the first ever voice assistant with generative AI capabilities to go live in European vehicles, and well-known restaurant brands are embracing our voice technology to alleviate pressure and delight consumers. Our combination of software engineering and generative AI is unique in the industry, resulting in increased interest and exciting growth opportunities.”
Financial Highlights
•$13.3 million in third quarter reported revenue, an increase of 52% sequentially and 19% year over year with a 73% gross margin
•46% improvement in operating loss year over year
•33% improvement in net loss year over year
•40% improvement in net loss per share year over year
•57% improvement in adjusted EBITDA (non-GAAP) year over year

“With continued strong revenue momentum and sustained progress on the path to profitability, we are delivering against the key milestones we laid out earlier this year," said Nitesh Sharan, CFO of SoundHound. "Underpinning those financial results are a strengthening foundation of expanding automotive partnerships and enterprise restaurant customers that will help fuel our future.”
Business Highlights - Third Quarter and Recent Highlights
•Strong traction with enterprise restaurants: Partnering with Jersey Mike's and Krispy Kreme to integrate our voice AI ordering solutions to help automate in-store operations
•Customer adoption of our AI restaurant solutions include: Bai Mai Thai, Bubbakoos Burritos, Chicken Shack, CoreLife Eatery, Dog Haus, Happy Endings Hospitality, Sam & Louie's, Tonyburgers, and Zeeks Pizza, among many others
•SoundHound Chat AI is now deployed an extensive pilot with DS Automobiles, a Stellantis brand, making it the first in-vehicle voice assistant in Europe to have integrated generative AI capabilities
•Fully branded AI voice assistant went live this quarter in a new line of vehicles from Togg, a Turkish EV car maker
•New collaboration with Samsung to revolutionize next-gen display technology for voice AI drive-thrus, starting with White Castle
•New integration with Olo, a leading restaurant SaaS platform, making SoundHound’s technology available to any of the approximately 77,000 locations using Olo’s solutions
•Partnered with ChowNow, a leading online ordering and marketing platform, to give their restaurant customers access to SoundHound’s Smart Answering service
•Launched a new Vehicle Intelligence domain that lets users of its in-vehicle voice AI platform access the car manual using natural speech.
•Announced availability of fully automated Smart Answering service that lets any business handle customer service calls with voice AI
•Ranked among the top 10 in the world of machine learning by Technology Magazine, in a market they estimate to be nearly $2 trillion by 2030
•Named the 2023 Speech Industry Award winner with acknowledgement for bringing speech breakthroughs to the mainstream

Financial Results in Detail

Third Quarter 2023 Financial Measures

	Three Months Ended
(thousands, except per share data)	September 30, 2023	September 30, 2022[3]	Change in %
Cumulative bookings backlog[1]	$341,721	$302,187	13%

Revenues	$13,268	$11,186	19%
Operating expenses:
Cost of revenues	$3,590	$2,583	39%
Sales and marketing	4,471	6,672	(33)%
Research and development	12,806	19,352	(34)%
General and administrative	6,931	9,651	(28)%
Total operating expenses	$27,798	$38,258	(27)%
Operating loss	$(14,530)	$(27,072)	(46)%
Net loss	$(20,197)	$(30,061)	(33)%
Net loss per share	$(0.09)	$(0.15)	(40)%

Adjusted EBITDA[2]	$(7,308)	$(16,907)	(57)%
1)Cumulative bookings backlog is prior quarter end balance plus new bookings in the current quarter minus associated revenue recognized. Bookings are derived from committed customer contracts and reflect revenue expected to be realized over the life of such contracts.
2)Please see table below for a reconciliation from GAAP to non-GAAP.
3)Note: the Company identified corrections related to historical financial transactions for certain prior periods, which have been revised. These amounts were primarily related to other income and expenses and had no impact to revenue, EPS or adjusted EBITDA for the period noted. Specifically, general and admin was adjusted by $64 and net loss, which further included the result of changes to other income and expenses, was impacted by $1,075. Further details will be provided when the company's 10-Q is filed. Management is also continuing to assess the impact of these adjustments in the Company’s internal control over financial reporting.

Summary of Liquidity and Cash Flows

The company’s total cash was approximately $110 million at September 30, 2023.

Condensed Cash Flow Statement

	Nine Months Ended
(thousands)	September 30, 2023	September 30, 2022
Cash flows:
Net cash used in operating activities	$(54,395)	$(73,605)
Net cash used in investing activities	(334)	(1,188)
Net cash provided by financing activities	155,175	85,613
Net change in cash and cash equivalents	$100,446	$10,820

Business Outlook 2023

SoundHound expects fourth quarter 2023 revenue to be in a range of $16 to $20 million. The company also continues to expect to be adjusted EBITDA positive in the fourth quarter of 2023.
Additional Information
For more information please see the company’s SEC filings which can be obtained on the company’s website at investors.soundhound.com. The financial statements will be posted on the website, and will be included when we file our 10-Q.

Conference Call and Webcast

Keyvan Mohajer, Co-Founder and CEO, and Nitesh Sharan, CFO will host a live audio conference call and webcast today at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. A live webcast and replay will also be accessible at investors.soundhound.com.
About SoundHound

SoundHound (Nasdaq: SOUN), a global leader in conversational intelligence, offers voice AI solutions that let businesses offer incredible conversational experiences to their customers. Built on proprietary technology, SoundHound’s voice AI delivers best-in-class speed and accuracy in numerous languages to product creators across automotive, TV, and IoT, and to customer service industries via groundbreaking AI-driven products like Smart Answering, Smart Ordering, and Dynamic Interaction™, a real-time, multimodal customer service interface. Along with SoundHound Chat AI, a powerful voice assistant with integrated Generative AI, SoundHound powers millions of products and services, and processes billions of interactions each year for world class businesses.
Forward Looking Statements
This press release contains forward-looking statements, which are not historical facts, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. These forward-looking statements include, but are not limited to, statements concerning our expected financial performance, our ability to implement our business strategy and anticipated business and operations, including our ability to improve our Generative AI Foundation Model, expand our White Castle partnership and roll out our AI drive thru service, roll out our Dynamic Interaction, Chat AI for Automotive, and expand the number of platforms on which our voice AI technology will be available, the potential utility of and market for our products and services, our ability to achieve revenue from our bookings backlog, guidance for financial results for fourth quarter 2023 and our ability to timely file our quarterly report on Form 10-Q. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. Our actual results may differ materially from those expressed or implied by these forward-looking statements as a result of risks and uncertainties impacting SoundHound’s business including, our ability to successfully launch and commercialize new products and services and derive significant revenue, our ability to develop the bespoke products and services required under the contracts included in our bookings backlog, including, but not limited to, our ability to convert customer adoption of Smart Ordering into realized revenue, our ability to predict or measure supply chain disruptions at our customers, our market opportunity and our ability to acquire new customers and retain existing customers, the timing and impact of our growth initiatives, level of product service failures that could lead our customers to use competitors’ services, our ability to predict direct and indirect customer demand for our existing and future products, our ability to hire, retain and motivate employees, the effects of competition, including price competition within our industry segment. technological, regulatory and legal developments that uniquely or disproportionately impact our industry segment, developments in the economy and financial markets and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We do not intend to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

The financial data presented for the third quarter of 2023 should be considered preliminary and could be subject to change as these preliminary results are based on management's initial analysis of operations and are subject to further internal review. Actual results may differ materially from these preliminary unaudited results as a result of the completion of quarter-end closing procedures, final adjustments and other developments arising between now and the time that Company's financial results are finalized, and such changes could be material. In addition, these preliminary unaudited results are not a comprehensive statement of the Company's financial results for the year quarter ended September 30, 2023, should not be viewed as a substitute for full, unaudited financial statements prepared in accordance with generally accepted accounting principles, and are not necessarily indicative of the Company's results for any future period.

Non-GAAP Measures of Financial Performance
To supplement the company’s financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measure of financial performance is included in this release: adjusted EBITDA. We define Adjusted EBITDA as the company’s GAAP net loss excluding (i) interest and other expense, net, (ii)

depreciation and amortization expense, (iii) income taxes, (iv) stock-based compensation, and (v) restructuring expense. A reconciliation of GAAP to this adjusted non-GAAP financial measure is included below. When analyzing the company's operating results, investors should not consider non-GAAP measures as substitutes for the comparable financial measures prepared in accordance with GAAP.

The Company does not present a quantitative reconciliation of the forward-looking non-GAAP financial measures and Adjusted EBITDA, to the most directly comparable GAAP financial measure (or otherwise present such forward-looking GAAP measures) because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting, within a reasonable range, the occurrence and financial impact of and the periods in which such items may be recognized.

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA

	Three Months Ended
(thousands)	September 30, 2023	September 30, 2022[1]
GAAP net profit (loss)	$(20,197)	$(30,061)

Adjustments:
Interest and other expense, net	$4,106	$2,189
Income taxes	1,561	864
Depreciation and amortization	530	928
Stock-based compensation	6,692	9,173
Adjusted EBITDA[1]	$(7,308)	$(16,907)
1)Includes other income/(expense) of $1.3 and ($1.0) million for the three months ended September 30, 2023 and 2022, respectively. Note: as described in the ‘Third Quarter 2023 Financial Measures’ table above the interest and other expense, net was revised by $1,075 and general & admin expenses were adjusted for $64 for the period ending September 30, 2022.

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